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Exhibit 5.1

[VINSON & ELKINS L.L.P. LETTERHEAD]

June 22, 2006

Markwest Energy Partners, L.P.
155 Inverness Drive West, Suite 200
Englewood, Colorado 80112-5000

Ladies and Gentlemen:

        We have acted as counsel for Markwest Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), of the offering and sale of up to an aggregate of 3,450,000 common units (the "Offering") representing limited partner interests in the Partnership (the "Common Units") identified in the Registration Statement on Form S-1, No. 333-133534, and any amendments thereto (including post-effective amendments)(collectively, the "Registration Statement") was filed with the Securities and Exchange Commission on the date hereof.

        In connection with this opinion, we have assumed that (i) the Partnership's Registration Statement will have become effective, (ii) the Common Units will be issued and sold in the manner described in the Registration Statement and the applicable prospectus and (iii) a definitive underwriting agreement in the form filed as an exhibit to the Registration Statement with respect to the sale of the Common Units will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto.

        In connection with the opinion expressed herein, we have examined the Registration Statement, the Prospectus, the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the "Partnership Agreement"), the Certificate of Limited Partnership of the Partnership (the "Certificate") and such other formation documents and agreements, as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed the records of partnership proceedings that have occurred prior to the date hereof with respect to the Offering and certain certificates of officers of the general partner of the Partnership and of public officials, and we have relied on such records and such certificates with respect to certain factual matters that we have not independently established.

        Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units, when issued and delivered on behalf of the Partnership against payment therefore as described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

        The opinion expressed herein is limited exclusively to the federal laws of the United States of America and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement of the Partnership, dated on or about the date hereof, and to the reference to our firm under the heading "Validity of the Common Units" in the Prospectus. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,

                      /s/ VINSON & ELKINS L.L.P.

                      VINSON & ELKINS L.L.P.

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  Exhibit 5.1